UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2015 (May 20, 2015)

ALEXZA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51820	77-0567768
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Alexza Pharmaceuticals, Inc. 2091 Stierlin Court Mountain View, California	94043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 944-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 22, 2015, Alexza Pharmaceuticals, Inc. (the “Company”) announced that Robert A. Lippe’s employment with the Company would be ending effective as of June 12, 2015. Mr. Lippe is currently the Company’s Executive Vice President, Operations and Chief Operations Officer. Mr. Lippe’s position with the Company was eliminated in conjunction with the Company’s revised commercial production strategy and his resignation was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices, or regarding the general direction of the Company.

Mr. Lippe has entered into a release agreement with the Company. Pursuant to this agreement, Mr. Lippe will receive, in exchange for a release of claims, severance compensation of (i) four months pro rated salary, to be paid in one lump sum of $129,200, subject to deductions and withholdings (ii) payment of the monthly stipend as described in Mr. Lippe’s amended offer letter, to be paid in one lump sum of $186,517, subject to deductions and withholdings, and (iii) payment of Mr. Lippe’s health insurance continuation premiums until the earlier of October 31, 2015 or the date which Mr. Lippe qualifies for similar benefits from a new employer.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Release Agreement by and between the Company and Robert A. Lippe dated as of May 20, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXZA PHARMACEUTICALS, INC.

Date: May 22, 2015

	By:	/s/ Mark K. Oki
Mark K. Oki
Senior Vice President, Finance and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Release Agreement by and between the Company and Robert A. Lippe dated as of May 20, 2015.